UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2023 (September 14, 2023)

BLACK KNIGHT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37394	81-5265638
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

601 Riverside Avenue
Jacksonville, Florida 32204
(Address of principal executive offices)
(Zip Code)

(904) 854-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 14, 2023, Black Knight, Inc., a Delaware corporation (“Black Knight”), completed the previously announced sale of Black Knight’s Optimal Blue business division (the “OB Divestiture Transaction”), pursuant to that certain Equity Purchase Agreement, dated as of July 14, 2023 (the “OB Divestiture Agreement”), by and among Black Knight, Project Badger Holdco Inc. (“OB Purchaser”), a Delaware corporation and a subsidiary of Constellation Software Inc. (“Constellation”), and, solely for the purposes set forth in the OB Divestiture Agreement, Intercontinental Exchange, Inc., a Delaware corporation (“ICE”).

The purchase price payable by OB Purchaser to Black Knight under the OB Divestiture Agreement was approximately $700 million, comprised of $200 million in cash, subject to specified adjustments, and a promissory note issued by OB Purchaser to Black Knight in the principal amount of $500 million (the “Note”). The Note accrues interest at a rate of 7% per annum, compounded annually and payable in arrears. The first cash interest and amortization payment under the Note is due on the day prior to the fifth anniversary of the closing of the OB Divestiture Transaction (the “OB Divestiture Closing”) and thereafter interest and amortization payments will be due annually on the subsequent anniversaries of that date. The Note matures on the fortieth anniversary of the OB Divestiture Closing, subject to earlier optional prepayment. Black Knight is obligated to transfer the Note within six months of the OB Divestiture Closing to a third party that is not a seller of a mortgage product pricing and eligibility engine or loan origination system products.

The foregoing description of the OB Divestiture Transaction and the OB Divestiture Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the OB Divestiture Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference into this Item 2.01.

On September 14, 2023, Black Knight also completed the previously announced sale of Black Knight’s Empower loan origination system (LOS) business, including its Exchange, LendingSpace and AIVA solutions and products (the “Empower Divestiture Transaction,” and together with the OB Divestiture Transaction, the “Divestitures”), pursuant to that certain Equity Purchase Agreement, dated as of March 7, 2023 (the “Empower Divestiture Agreement”), by and among Black Knight, Constellation Web Solutions Inc. (“CWS”), a Delaware corporation and a subsidiary of Constellation, and, solely for the purposes set forth in the Empower Divestiture Agreement, ICE. The purchase price payable by CWS to Black Knight under the Empower Divestiture Agreement was approximately $40 million in cash, subject to specified adjustments.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial information of Black Knight has been derived from Black Knight’s historical financial statements and is being presented to give effect to the Divestitures. The unaudited pro forma condensed consolidated balance sheet of Black Knight as of June 30, 2023 and the unaudited pro forma condensed consolidated statements of earnings for the period ended June 30, 2023 and the years ended December 31, 2022, 2021 and 2020, and the related notes thereto, are furnished as Exhibit 99.1 to this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Equity Purchase Agreement, dated as of July 14, 2023, by and among Black Knight, Inc., Project Badger Holdco, Inc. and, solely for the purposes set forth therein, Intercontinental Exchange, Inc. (incorporated by reference to Exhibit 2.1 to Black Knight’s Current Report on Form 8-K, filed on July 17, 2023)

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. Black Knight, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

*    *    *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK KNIGHT, INC.

By:	/s/ Andrew J. Surdykowski
Name:	Andrew J. Surdykowski
Title:	Vice President – Legal Counsel

Date: September 19, 2023